SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT dated January 14, 2004, (“Effective Date”) is between:

ABUELO TRUST
(“Abuelo”)

AND

WESCORP ENERGY INC.
(“Wescorp”)

BACKGROUND

A.	Abuelo is the registered and beneficial owner of 50% of the common shares in the capital stock of Vajar Trading Ltd. (the “Corporation”);

B.	Abuelo wishes to sell to Wescorp 50% of the common shares in the Corporation (the “Vajar Shares”) and Wescorp wishes to buy the Vajar Shares from Abuelo.

C.	In consideration for the purchase of the shares of the Corporation, Abuelo wishes to acquire shares in Wescorp and Wescorp wishes to transfer to Abuelo shares in Wescorp.

D.	The parties wish to set forth the terms and conditions of the sale of the Vajar Shares and the transfer of Wescorp Shares.

AGREEMENTS

For valuable consideration, the receipt of which each Party acknowledges, the Parties agree as follows:

1 .	DEFINED TERMS. In this Agreement:

	a)	“Affiliate” means a corporation which controls, is controlled by, or is under common control of a Party or a Party’s Affiliate;
	b)	“Agreement”, “this Agreement”, and “the Agreement” means this agreement as it may be amended or supplemented periodically;
	c)	“Control” includes, without limitation, directly or indirectly owning shares having more than 50% of the votes entitled to be cast to elect the directors of a corporation and “Controlled” includes, without limitation, a corporation which is under Control
	d)	“Parties” means Abuelo Trust and Wescorp Energy Inc. collectively, and “Party” means each individually;
	e)	“Sales” means any sales of the Corporation, Flowstar Technologies Inc., or their respective Affiliates.
	f)	“Wescorp Shares” means shares of common stock of Wescorp Energy Inc. which are registered and free trading without any restrictions whatsoever.

1.	PURCHASED SHARES AND PURCHASE PRICE

1.1	Vajar Share Purchase. Subject to the terms and conditions hereof, Abuelo agrees to sell to Wescorp and Wescorp agrees to purchase from Abuelo shares representing an undivided 50% of the Vajar Shares.

1.2	First Tranche. In consideration for the purchase of an undivided 50% of the Vajar Shares, Wescorp will transfer 1.2 million Wescorp Shares (“First Tranche”), to Abuelo as outlined in paragraph 3.1 below, and

1.3	Second Tranche. In further consideration for the purchase of the same undivided 50% of the Vajar Shares, Wescorp will transfer up to an additional 1.3 million Wescorp Shares (“Second Tranche”), to Abuelo as outlined in paragraph 3.2 below

2.	REPRESENTATIONS AND WARRANTIES OF ABUELO

2.1	Abuelo covenants, represents and warrants as follows and acknowledges that Wescorp is relying upon such covenants, representations and warranties in connection with the purchase by Wescorp of the Vajar Shares:

	a)	No person, firm or corporation has any agreement or option, or any right or privilege capable of becoming an agreement or option for the purchase from the Corporation of any of the Shares.

	b)	Abuelo is the registered and beneficial owner of the Shares, with good and marketable title thereto, free and clear of any pledge, lien, charge, encumbrance or security interest of any kind and Abuelo has the power and authority and right to sell the Shares in accordance with the terms of this Agreement.

	c)	The Corporation is the registered and beneficial owner of Quadra Products International Inc. and Penta Energy Products Inc., duly incorporated corporations under the laws of Barbados.

3.	SHARE TRANSFER

3.1	First Tranche Transfer. The Parties agree that:

	a)	Wescorp will deliver the First Tranche to Abuelo on or before April 30, 2004.

	b)	Within fifteen days of receipt of the First Tranche, Abuelo will transfer to Wescorp the undivided 50% of the Vajar Shares.

	c)	If Wescorp fails to deliver any of the First Tranche to Abuelo on or before April 30, 2004, Wescorp will cause to be issued further Wescorp Shares to Abuelo representing ten percent (10%) of the Wescorp Shares then due and outstanding.

3.2	Second Tranche Transfer. The Parties agree that:

	a)	Stage One. For Sales in the 2004 calendar year:

		i.	If 2004 Sales are below three million dollars ($3,000,000) then Wescorp will deliver to Abuelo 240,000 additional Wescorp Shares;

		ii.	If 2004 Sales are between three million dollars ($3,000,000) and three million and seven hundred and fifty thousand dollars ($3,750,000) then Wescorp will deliver to Abuelo, Wescorp Shares, according to the following formula:

300.000 x 2004 Sales 3,750,000

		iii.	If 2004 Sales are greater than three million seven hundred and fifty thousand dollars ($3,750,000) then Wescorp will deliver to Abuelo 300,000 additional Wescorp Shares.

b)	Stage One Delivery. The Wescorp Shares to be delivered under this subparagraph 3.2(a) will be registered and delivered to Abuelo on or before April 1, 2005.

c)	Stage Two. For Sales in the 2005 calendar year:

	i.	If 2005 Sales are below four million five hundred thousand dollars ($4,500,000) then Wescorp will deliver to Abuelo 400,000 additional Wescorp Shares;

	ii.	If 2005 Sales are between four million and five hundred thousand dollars ($4,500,000) and seven million and five hundred thousand dollars ($7,500,000) then Wescorp will deliver to Abuelo, Wescorp Shares, according to the following formula:

500.000 x 2005 Sales 7,500,000

	iii.	If 2005 Sales are greater than seven million and five hundred thousand dollars ($7,500,000) then Wescorp will deliver to Abuelo 500,000 additional Wescorp Shares.

d)	Stage Two Delivery. The Wescorp Shares to be delivered in under this subparagraph 3.2(c) will be registered and delivered to Abuelo on or before April 1, 2006.

e)	Stage Three. For Sales in the 2006 calendar year:

	i.	If 2006 Sales are below six million dollars ($6,000,000) then Wescorp will deliver to Abuelo 400,000 additional Wescorp Shares;

	ii.	If 2006 Sales are between six million ($6,000,000) and eleven million and two hundred and fifty thousand dollars ($11,250,000) then Wescorp will deliver to Abuelo, Wescorp Shares, according to the following formula:

500.000 x 2006 Sales 11,250,000

	iii.	If 2006 Sales are greater than eleven million and two hundred and fifty thousand dollars ($11,250,000) then Wescorp will deliver to Abuelo 500,000 additional Wescorp Shares.

f)	Stage Three Delivery. The Wescorp Shares to be delivered in under this subparagraph 3.2(e) will be registered and delivered to Abuelo on or before April 1, 2007.

g)	Further Shares. If Wescorp fails to deliver any of the Second Tranche to Abuelo, Wescorp will cause to be issued further Wescorp Shares to Abuelo representing ten percent (10%) of the amount of Wescorp Shares then due and outstanding on a cumulative monthly basis, until all such outstanding shares are provided and transferred to Abuelo.

h)	Carry Over. Any Wescorp Shares outlined in this paragraph 3.2 not earned in a particular calendar year, because the sales did not achieve the upper sales target-, shall be carried over and added to the Wescorp Shares to be issued to Abuelo in the next calendar year. For example, if, under paragraph 3.2(a), only the 240,000 Wescorp Shares are issued versus the potential of 300,000 Wescorp shares, then the difference of 60,000 is added to the 500,000 potential shares available to Abuelo in paragraph 3.2(c). So the number 500,000 in subparagraphs 3.2(c)(ii) and 3.2(c)(iii) would change to 560,000. Similarly, any potential Wescorp shares not issued in paragraph 3.2(c) would carry forward and be added to the 500,000 shares in paragraph 3.2(e).

3.3		Acceleration Clause. In the event that Wescorp sells any of its Vajar Shares to any other party, all Wescorp Shares due to and to be due to Abuelo, under the terms of this Agreement, will be delivered to Abuelo forthwith.

3.4		Option to Terminate. If any of the Wescorp Shares to be delivered to Abuelo under the terms and conditions of this Agreement have not been delivered for a period of 182 days after such delivery is due, Abuelo may at its option terminate this Agreement, without notice or prior opportunity to cure.

3.5		No Damages. If Abuelo terminates this Agreement under paragraph 3.4 above, the Parties agree that such termination will not give rise to any liability, damages, or other compensation to Abuelo.

3.6		Security. Wescorp agrees to pledge to Abuelo the Vajar Shares as security to guarantee Wescorp’ s performance in this Agreement. Wescorp furthers agrees to sign any documentation necessary under Barbados law to implement and document this security.

3.7		Place of Delivery. Any shares to be delivered will be delivered to the addresses of each party outlined in paragraph 5.2 below.

4.		INDEMNIFICATION

4.1		Abuelo agrees to indemnify and save harmless Wescorp and the Corporation of and from any loss whatsoever arising out of, under or pursuant to:

	a.	any material loss suffered by Wescorp or the Corporation as a result of any breach or inaccuracy of representation, warranty or covenant contained in this Agreement; and

	b.	all claims, demands, costs and expenses reasonably incurred in respect of the foregoing.

5.		GENERAL

5.1		Additional Assurances. Each of the parties hereto will from time to time at the other’s request and expense and without further consideration, execute and deliver such other instruments of transfer, conveyance and assignment and take such further actions as the other may require to more effectively complete any matter provided for in this Agreement.

5.2		Communications. Any communication to be given under this Agreement will be in writing and either delivered by hand, or transmitted by fax, to the address or fax number of each Party set out below.

Abuelo Trust Lauriston House Lower Collymore Rock P.O. Box 1132 Bridgetown, Barbados Wescorp Energy Inc. 2711 Centerville Road, Suite 400 Wilmengton, Delaware 19808

or to any other address or fax number any Party may designate in the manner set out above. Any communication will be considered to have been given and received on the day of delivery or transmission.

5.3	Governing Law and Jurisdiction. This Agreement will be governed by and construed in accordance with the law of Barbados and will be treated in all respects as a Barbados agreement.

5.4	Submission to Jurisdiction. Each Party will submit to the jurisdiction of the courts of Barbados.

5.5	Time. Time will be of the essence.

5.6	Entire Agreement. This Agreement constitutes the entire agreement between the Parties and supersedes all prior negotiations and agreements between the Parties concerning its subject matter.

5.7	Successors. This Agreement will enure to the benefit of and be binding upon each of the Parties and each of the Parties’ respective heirs, successors and permitted assigns.

5.8	Gender and Number. Words in one gender include all genders, and words in the singular include the plural and vice versa.

5.9	Interpretation Not Affected. In this Agreement, using separate Parts, providing a table of contents, and inserting headings are for convenient reference only and will not affect how this Agreement is interpreted.

5.10	Severability. If any term of this Agreement is partially or wholly invalid or unenforceable, the remainder of this Agreement will not be affected, and each remaining term will be separately valid and enforceable.

5.11	Currency. All transactions referred to in this Agreement will be made in lawful currency of the United States of America. Any reference to cash in this Agreement includes a reference to cash, certified check, banker’s draft, wire, or electronic transfer.

5.12	Counterparts. This Agreement may be signed by facsimile or original and executed in any number of counterparts, and each executed counterpart will be considered to be an original. All executed counterparts taken together will constitute one agreement.

5.13	Effective Date. The Effective Date of this Agreement is February 1, 2004.

TO EVIDENCE THEIR AGREEMENT each of the parties has executed this Agreement as of the Effective Date.

ABUELO TRUST
By:

Bayshore Bank & Trust (Barbados) Corporation
Trustee

WESCORP ENERGY INC.
By:

/s/ John Anderson
John Anderson
President and Authorized Signatory

TO EVIDENCE THEIR AGREEMENT each of the parties has executed this Agreement as of January 14, 2004.

BAYSHORE BANK & TRUST (BARBADOS)
CORPORATION, AS TRUSTEE OF THE
ABUELO TRUST
By:

/s/ Penny Ettinger
Penny Ettinger
Authorized Signatory

WESCORP ENERGY INC.
By:

John Anderson
President and Authorized Signatory